Exhibit 5.2

One Silk Street
London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222
DX Box Number 10 CDE

BT Telecommunications plc
BT Centre
81 Newgate Street
London EC1A 7AJ
England

December 5, 2007

Dear Sirs,

1	We have acted as United States counsel to BT Telecommunications plc (the “Company”) in connection with the automatic shelf registration statement on Form F-3 (the “Registration Statement”) filed with United States Securities and Exchange Commission on December 5, 2007 relating to the registration under the United States Securities Act of 1933 (the “Act”) of an indeterminate amount of the Company’s debt securities (the “Debt Securities”). The Debt Securities may be issued from time to time pursuant to the indenture dated December 12, 2000 between the Company and Citibank, N.A., as Trustee (the “Original Indenture”), as supplemented by the first supplemental indenture dated December 12, 2000 between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”).

2	This opinion is limited to the Federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction.

3	For the purpose of this opinion, we have examined the Indenture, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate. We have assumed that the Company has the power to execute and deliver the Debt Securities and the Indenture, and perform its obligations thereunder, that the Indenture has been duly and validly authorized, executed and delivered under the laws of England and Wales by the Company, that the Debt Securities conform to the form examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

4	In our opinion:

4.1	The Indenture has been duly executed and delivered by the Company and, assuming due authorisation, execution and delivery thereof by the Trustees, constitutes a valid and legally binding agreement of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.2	The Debt Securities, when executed and delivered by the Company against payment therefor pursuant to the terms of the Indenture and when authenticated in accordance

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with the terms of the Indenture, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully

Linklaters LLP